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                                                                   EXHIBIT (10)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the Registration Statement on Form N-4 of our report dated April 29, 2009 relating to the financial statements of The United States Life Insurance Company in the City of New York Separate Account USL VA-R, our report dated April 29, 2009 relating to the financial statements of The United States Life Insurance Company in the City of New York and our report dated April 29, 2009 relating to the statutory basis financial statements of American Home Assurance Company, which appear in such Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 30, 2009